As filed with the Securities and Exchange Commission on August 4, 1997
                                                      Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
      Washington, D.C. 20549
__________________________________
FORM S-8
REGISTRATION STATEMENT
      UNDER
THE SECURITIES ACT OF 1933
__________________________________

INNOVO GROUP INC.
(Exact name of registrant as specified in its charter)

      Delaware                                              11-2928178
(State of other jurisdiction                    (IRS Employer Identification
of incorporation or organization)               Number)

27 North Main Street
Springfield, Tennessee   37172
(615) 384-0100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stock Purchase Right Award
(Full Title of the Plan)

Patricia Anderson-Lasko
INNOVO GROUP INC.
27 North Main Street
Springfield, Tennessee  37172
(615) 384-0100
(Address, including zip code, and telephone number, including area code, of agent for service)

                              Calculation of Registration Fee

                                                Proposed
                                                Maximum
Title of each class                             Aggregate
of securities to be           Amount to be      Offering          Amount of Registration
registered                    registered        Price                   Fee
___________________           ____________      _________         ______________________

Common Stock, par value
 $.01 per share               4,000,000 (1)     $1,125,000 (2)          $387.93

(1) Represents shares of common stock to be offered to the Company's chief executive officer under the Stock Purchase Right Award ("the Award").

(2) Pursuant to Rule 457(h) under the Securities Act of 1933, computed on the basis of $.28125 per share, representing the price at which the securities may be purchased under the Award. The average of the closing bid and asked prices as reported on the NASDAQ on August 1, 1997 was $.53125.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.     Plan Information

      This registration statement (the "Registration Statement") relates to the offer and issuance of shares of the common stock, $.01 par value per share (the "Common Stock"), of Innovo Group Inc. (the "Company") to Patricia Anderson-Lasko pursuant to the terms of the Company's Stock Purchase Right Award ("the Award"). Pursuant to the terms of the Award, Ms. Anderson-Lasko, who is the Company's chairman, president and chief executive officer, has been granted the right to purchase up to 4 million shares of Common Stock at a per share price of $.28125 per share. The Award is exercisable from April 30, 1997 until April 30, 2002, provided that at the time of any exercise Ms. Anderson-Lasko is still employed by the Company. Under the terms of the Award Ms. Anderson-Lasko may pay for any shares purchased by the delivery of (i) cash or (ii) a non-recourse promissory note ("a Note"), bearing no interest, due April 30, 2002. A Note, if delivered, would be collateralized by the shares purchased therewith, which shares would be forfeited to the extent the Note is not paid on or before maturity, and would be payable (including prepayable) in whole or in part, by delivery to the Company of (i) cash, or (ii) other shares of the Common Stock that Ms. Anderson-Lasko has owned for a period of at least six months, which shares would be credited against a Note on the basis of the closing bid price for the Company's Common Stock on the date of delivery. The Award is fully vested and is exercisable until April 30, 2002 so long as Ms. Anderson-Lasko remains employed by the Company. The termination of Ms. Anderson-Lasko's employment would not affect her rights to any shares already purchased pursuant to the Award, including the right to vote and receive dividends or distributions with respect to those shares, including any shares collateralizing any unpaid Note, except that any dividends or distributions made with respect to shares collateralizing any unpaid Note will be held in the escrow to be established for such shares and not until such time, if any, as such
Note is paid.

      The foregoing information relating to the provisions of the Award is intended to provide a summary thereof and does not purport to be a complete description of the Award. The summary should be read in conjunction with the Award, which has been filed as exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.     Registrant Information and Employee Plan Information

      Ms. Anderson-Lasko has been provided with copies of the documents incorporated herein by reference in Part II, Item 3, and has been advised by the Company in writing that such documents will continue to be available to her, without charge, upon her request to the Company's offices at 27 North Main Street, Springfield, Tennessee 37172, telephone 615-384-0100.

Item 3.     Incorporation of Documents by Reference

      The following documents or portions thereof filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

      (i) The Company's Annual Report on Form 10-K for the year ended November 30, 1997;

      (ii)  The Company's Current Report on Form 8-K dated March 14, 1997;

      (iii)The Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997;

      (iv) The Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1997; and

      (v) The description of the Company's Common Stock which is contained in the Company's registration statement filed under
            Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

      All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13 (c), 14 and 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated into this Registration Statement by reference shall be deemed to be a part hereof from the date of filing such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 6.     Indemnification of Directors and Officers.

      The Company is a Delaware corporation. Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such persons's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article Nine of the Company's Amended and Restated Certificate of Incorporation requires that the Company indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the Company to the fullest extent allowed by Delaware law.

      The Company's Amended and Restated Certificate of Incorporation relieves its directors from personal liability to the Company or to stockholders for breach of any such director's fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under Section 102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith,
(iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transaction from which the director derived an improper personal benefit.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Securities Act") may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.     Exhibits

Exhibit
Number                        Description                               Reference No.
_______                       ___________                               _____________
4.1         Specimen Stock Certificate (incorporated by reference             4.1 (3)
            to Amendment No. 4 to Registration Statement on Form
            S-18 (No. 33-25912-NY) of Elorac Corporation filed
            November 12, 1993)

4.2         Stock Purchase Right Award dated April 14, 1997

5           Opinion of Nelson, Mullins, Riley & Scarborough, L.L.P.

23.1        Consent of BDO Seidman, LLP

23.2        Consent of Nelson, Mullins, Riley & Scarborough, L.L.P.
            (included in Exhibit 5 to this Registration Statement)

Item 8.     Undertakings

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Springfield, Tennessee, on August 4, 1997.

                                    INNOVO GROUP INC.

                                    By:/s/ Patricia Anderson-Lasko
                                       ___________________________
                                       Patricia Anderson-Lasko
                                       Chairman of the Board, President and
                                       Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature                           Title                            Date
_______________________________________________________________________
[S]                                 [S]                           [S]
/s/Patricia Anderson-Lasko          Chairman of the Board,        August 4, 1997
___________________________         President, Chief Executive
Patricia Anderson-Lasko             Officer and Director
                                    (Principal Executive Officer)


/s/Terrance J. Bond                 Controller (Chief             August 4, 1997
___________________________         Accounting Officer)
Terrance Bond


/s/Scott Parliament                 Director and Chief            August 4, 1997
___________________________         Operating Officer
Scott Parliament


/s/ Eleanor V. Schwartz             Director                      August 4, 1997
___________________________
Eleanor V. Schwartz


/s/ Alexander K. Miller             Director                      August 4, 1997
___________________________
Alexander K. Miller


/s/ Marvin N. Williamson            Director                      August 4, 1997
___________________________
Marvin N. Williamson